Exhibit 99.1

Contact:

Investors	News Media
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES

THIRD QUARTER 2011 RESULTS

•	Third quarter 2011 net revenue was $474.3 million, an increase of 23.7% from the third quarter 2010 net revenue of $383.3 million.

•	Third quarter 2011 Adjusted net income[1] was $90.3 million, or $0.50 per diluted share, an increase of 13.9% versus third quarter 2010 Adjusted net income[1] of $79.2 million, or $0.45 per diluted share.

•	Third quarter 2011 net income was $26.2 million, or $0.14 per diluted share, versus third quarter 2010 net loss of $(48.4) million, or $(0.28) per diluted share.

•	September 30, 2011 ending cash balance was $77.8 million.

Almelo, the Netherlands – October 19, 2011—Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the third quarter and nine months ended September 30, 2011.

Highlights of the Third Quarter and Nine Months Ended September 30, 2011

Net revenue for the third quarter 2011 was $474.3 million, an increase of $91.0 million, or 23.7%, from net revenue for the third quarter 2010 of $383.3 million. Net income for the third quarter 2011 was $26.2 million, or $0.14 per diluted share. This compares to a net loss for the third quarter 2010 of $(48.4) million, or $(0.28) per diluted share. Adjusted net income1 for the third quarter 2011 was $90.3 million, or $0.50 per diluted share, which was 19.0% of net revenue. This compares to Adjusted net income1 for the third quarter 2010 of $79.2 million, or $0.45 per diluted share, which was 20.7% of net revenue.

Net revenue for the nine months ended September 30, 2011 was $1,373.6 million, an increase of $221.3 million, or 19.2%, from $1,152.2 million for the nine months ended September 30, 2010. Net loss for the nine months ended September 30, 2011 was $(17.9) million, or $(0.10) per diluted share. This compares to net income for the nine months ended September 30, 2010 of $61.4 million, or $0.36 per diluted share. Adjusted net income1 for the nine months ended September 30, 2011 was $273.5 million, or $1.51 per diluted share, which was 19.9% of net revenue. This compares to Adjusted net income1 for the nine months ended September 30, 2010 of $225.9 million, or $1.32 per diluted share, which was 19.6% of net revenue.

Tom Wroe, Chairman and Chief Executive Officer, said, “Given the lower Euro exchange rate and the macro pressures our Controls’ end markets faced, we feel we executed well given the circumstances and we continue to have confidence in the pillars of our long-term financial model.”

The Company spent $27.8 million, or 5.9% of net revenue, on research, development and engineering related costs in the third quarter of 2011. These costs reside in both the Cost of revenue and the Research and development lines of the Condensed Consolidated Statements of Operations.

The Company’s ending cash balance at September 30, 2011 was $77.8 million. During the third quarter, the Company generated cash of $101.2 million from operations, used cash of $344.1 million in investing activities and generated cash of $33.7 million from financing activities.

The Company’s cash conversion cycle, which is defined as days sales outstanding (DSO) plus days on hand inventory (DOH) less days payable outstanding (DPO), was 56.2 days at the end of the third quarter compared to 56.3 days at June 30, 2011.

The Company recorded an income tax provision of $21.3 million for the third quarter 2011. Approximately $4.9 million of the provision, or 4.1% of Adjusted EBIT, related to taxes that are payable in cash and approximately $16.4 million related to deferred income tax expense and other income tax expense.

The Company’s indebtedness at September 30, 2011 was $1.87 billion. The Company’s Net debt2 was $1.80 billion resulting in a Pro Forma Net leverage ratio2 of 3.3X.

Robert Hureau, Chief Financial Officer, said, “We remain committed to managing our cost structure in a manner that preserves our Adjusted net income and Adjusted EBITDA margins.”

Segment Performance

Sensors net revenue, which represents approximately 72.6% of total net revenue, was $344.1 million for the third quarter. Sensors net revenue increased $100.4 million, or 41.2%, over the third quarter 2010 net revenue of $243.7 million. The Sensors profit from operations was $101.4 million, or 29.5% of Sensors net revenue. Excluding the effects of the acquired businesses, the Sensors profit from operations would have been 33.2% of Sensors net revenue.

For the nine months ended September 30, 2011, Sensors net revenue was $952.8 million. Sensors net revenue increased $236.0 million, or 32.9%, over the nine months ended September 30, 2010 of $716.8 million. Sensors profit from operations for the nine months ended September 30, 2011 was $293.0 million, or 30.8% of Sensors net revenue. Excluding the effects of the acquired businesses, the Sensors profit from operations would have been 33.2% of Sensors net revenue.

Controls net revenue, which represents 27.4% of total net revenue, was $130.2 million for the third quarter. Controls net revenue decreased $9.4 million, or 6.7%, over the third quarter 2010 net revenue of $139.6 million. The Controls business profit from operations was $43.6 million, or 33.5% of Controls net revenue.

For the nine months ended September 30, 2011, Controls net revenue was $420.8 million. Controls net revenue decreased $14.7 million, or 3.4% over the nine months ended September 30, 2010 of $435.5 million. Controls profit from operations for the nine months ended September 30, 2011 was $144.0 million, or 34.2% of Controls net revenue.

Guidance

The Company anticipates net revenue of $460 million to $480 million for the fourth quarter 2011, which represents growth of 18.6% to 23.8% over the fourth quarter 2010 net revenue of $387.8 million. The Company also expects to achieve earnings per diluted share calculated in accordance with generally accepted accounting principles (“GAAP”) of $0.12—$0.16 in the fourth quarter of 2011. In addition, the Company expects Adjusted net income1 of $83 million to $90 million, or $0.46—$0.50 per diluted share, for the fourth quarter 2011. This guidance assumes a diluted share count of 180.9 million for the fourth quarter of 2011.

[1]	See Non-GAAP Measures for discussion of Adjusted net income which includes a reconciliation of this measure to Net income/(loss).

[2]

Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents. The Net leverage ratio represents net debt divided by Pro Forma Adjusted EBITDA for the last twelve months. Pro Forma Adjusted EBITDA assumes the acquired Magnetic Speed and Position, and High Temperature Sensing businesses had been in the results for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its third quarter ended September 30, 2011. The U.S. dial in number is 877-486-0682 and the non-U.S. dial in number is 706-634-5536. The passcode is 17579712. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

For those unable to participate in the conference call, a replay will be available for one week following the call. To access the replay, the U.S. dial in number is 855-859-2056 and the non-U.S. dial in number is 404-537-3406. The replay passcode is 17579712. A replay of the call will be available by webcast for an extended period of time at the Company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business. Such forward-looking statements include, among other things, the Company’s anticipated results for the fourth quarter and full year of 2011. Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; adverse developments in the automotive industry; the impact of efforts in Japan to recover from the natural disasters; integration of acquired companies; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; non-performance by suppliers; the Company’s ability to timely and efficiently increase production capacity to meet demand; governmental regulations, policies, and practices relating to the Company’s non-US operations and international business; fundamental changes in the industries in which the Company operates; the loss of one or more suppliers of raw materials; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings. Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the nine months ended
($ in 000s)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net Revenue	$474,313	$383,294	$1,373,580	$1,152,237
Operating costs and expenses:
Cost of revenue	306,286	238,646	868,280	712,019
Research and development	12,250	6,112	33,094	17,253
Selling, general and administrative	41,286	39,382	131,316	156,013
Amortization of intangible assets & capitalized software	35,986	36,095	104,947	108,309
Restructuring	1,097	(13)	2,830	196

Total operating costs and expenses	396,905	320,222	1,140,467	993,790

Profit from operations	77,408	63,072	233,113	158,447
Interest expense	(26,940)	(23,248)	(74,848)	(82,170)
Interest income	228	240	736	634
Currency translation (loss) / gain and other, net	(3,157)	(78,456)	(118,515)	20,525

Income / (loss) before taxes	47,539	(38,392)	40,486	97,436
Provision for income taxes	21,292	9,997	58,391	35,996

Net income / (loss)	$26,247	$(48,389)	$(17,905)	$61,440

Net income / (loss) per share:
Basic	$0.15	$(0.28)	$(0.10)	$0.37
Diluted	$0.14	$(0.28)	$(0.10)	$0.36

Weighted-average ordinary shares outstanding:
Basic	175,984	171,126	174,957	164,122
Diluted	181,526	171,126	174,957	170,651

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in 000s)	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$77,821	$493,662
Accounts receivable, net of allowances	285,677	198,245
Inventories	209,757	140,949
Deferred income tax assets	8,670	6,566
Prepaid expenses and other current assets	40,893	25,006
Assets held for sale	238	559

Total current assets	623,056	864,987
Property, plant and equipment, net	331,369	234,813
Goodwill	1,740,985	1,528,954
Other intangible assets, net	774,180	723,144
Deferred income tax assets	5,441	4,526
Deferred financing costs	27,533	25,742
Other assets	6,237	5,831

Total assets	$3,508,801	$3,387,997

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$48,680	$16,779
Accounts payable	180,525	132,828
Income taxes payable	6,700	6,855
Accrued expenses and other current liabilities	118,889	94,030
Deferred income tax liabilities	5,604	4,608

Total current liabilities	360,398	255,100
Deferred income tax liabilities	253,953	179,089
Pension and post-retirement benefit obligations	26,523	43,021
Capital lease and other financing obligations, less current portion	43,896	39,544
Long-term debt, net of discount, less current portion	1,781,045	1,833,370
Other long-term liabilities	29,605	30,092

Total liabilities	2,495,420	2,380,216
Total shareholders’ equity	1,013,381	1,007,781

Total liabilities and shareholders’ equity	$3,508,801	$3,387,997

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended
($ in 000s)	September 30, 2011	September 30, 2010
Cash flows from operating activities:
Net (loss) / income	$(17,905)	$61,440
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation	32,835	29,472
Amortization of deferred financing costs and original issue discounts	5,393	6,512
Currency translation loss / (gain) on debt	59,958	(53,750)
Loss on repurchase of debt	44,014	23,474
Share-based compensation	7,070	23,659
Amortization of inventory step-up to fair value	1,725	—
Amortization of intangible assets and capitalized software	104,947	108,309
(Loss) / gain on disposition of assets	(62)	12
Deferred income taxes	45,568	28,398
Decrease from changes in operating assets and liabilities, net of effects of acquisitions	(61,187)	(25,848)

Net cash provided by operating activities	222,356	201,678

Cash flows from investing activities:
Acquisition of Magnetic Speed and Position, net of cash received	(137,264)	—
Acquisition of High Temperature Sensing, net of cash received	(320,512)	—
Additions to property, plant and equipment and capitalized software	(64,037)	(35,089)
Proceeds from sale of assets	600	364

Net cash used in investing activities	(521,213)	(34,725)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	176	433,539
Proceeds from exercise of stock options	17,343	6,784
Proceeds from the issuance of debt	1,794,500	—
Proceeds from Revolving Credit Facility, net	35,000	—
Payments of debt issuance costs	(34,223)	—
Payments on debt	(1,929,780)	(352,822)

Net cash (used in) / provided by financing activities	(116,984)	87,501

Net change in cash and cash equivalents	(415,841)	254,454
Cash and cash equivalents, beginning of period	493,662	148,468

Cash and cash equivalents, end of period	$77,821	$402,922

Net Revenue by Geography and Segment

	Three months ended September 30
(% to total net revenue)	2011	2010
Americas	36.2%	43.3%
Europe	31.0%	24.4%
Asia	32.8%	32.3%

Total	100.0%	100.0%

	Three months ended September 30
(% to total net revenue)	2011	2010
European automotive	27.4%	20.1%
North American automotive	15.5%	16.9%
Asia automotive	20.7%	16.7%
Rest of world automotive	0.9%	1.1%
Heavy vehicle off-road	6.9%	6.9%
Appliance and heating, ventilation and air-conditioning	9.4%	12.6%
Industrial	9.6%	12.8%
All other	9.6%	12.9%

Total	100.0%	100.0%

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net income / (loss) before costs related to our initial public offering, costs associated with our debt refinancing, loss / (gain) on currency translation on debt and unrealized (gain) / loss on other hedges, amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets, amortization of inventory step-up to fair value, deferred income tax and other tax expense, amortization of deferred financing costs and interest expense associated with uncertain tax positions, costs associated with significant restructuring activities not associated with an acquired business, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the tables below which reconciles Net income / (loss) to Adjusted net income and Projected GAAP earnings per share to Projected Adjusted net income per share.

The following unaudited table reconciles the Company’s Net income / (loss) to Adjusted net income for the third quarter and nine months ended September 30, 2011 and 2010.

	Three months ended September 30		Nine months ended September 30
($ in 000s)	2011	2010	2011	2010
Net income / (loss)	$26,247	$(48,389)	$(17,905)	$61,440
IPO related costs	—	—	—	66,772
Debt refinancing costs	—	—	44,014	—
Loss / (gain) on currency translation on debt and unrealized (gain)/loss on other hedges	7,465	78,927	88,951	(49,999)
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	36,441	35,981	105,652	109,280
Amortization of inventory step-up to fair value	1,201	—	1,725	—
Deferred income tax and other tax expense	16,388	11,388	44,748	31,494
Amortization of deferred financing costs and interest expense associated with uncertain tax positions	2,518	1,311	6,356	6,864

Total adjustments	$64,013	$127,607	$291,446	$164,411

Adjusted net income	$90,260	$79,218	$273,541	$225,851

Weighted average diluted shares outstanding used in Adjusted net income per share calculation	181,526	177,449	181,187	170,651

Adjusted net income per share	$0.50	$0.45	$1.51	$1.32

The Company’s definition of Adjusted net income includes the current tax expense (benefit) that will be payable (realized) on the Company’s income tax return and excludes deferred income tax and other tax expense. As the Company treats deferred income tax and other tax expense as an adjustment to compute Adjusted net income, the deferred income tax effect associated with the reconciling items would not change Adjusted net income for each period presented. The theoretical current income tax associated with the reconciling items above would be as follows: Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets: $141 and $413 for the three and nine months ended September 30, 2011, respectively.

The following table reconciles diluted shares in accordance with GAAP to diluted outstanding shares used in the calculation of Adjusted net income per share. The GAAP diluted outstanding shares number excludes certain shares due to their anti-dilutive nature given the net loss. The Company believes that including these shares in the diluted number for purposes of calculating Adjusted net income per share is more meaningful to investors.

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
GAAP – diluted shares	181,526	171,126	174,957	170,651
Shares excluded from calculation due to net loss	—	6,323	6,230	—

Adjusted net income – diluted shares	181,526	177,449	181,187	170,651

The following unaudited table identifies where in the Condensed Consolidated Statement of Operations the adjustments to reconcile Net income / (loss) to Adjusted net income were recorded for the third quarter and nine months ended September 30, 2011 and 2010.

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Cost of revenue	$2,097	$196	$3,744	$1,960
Selling, general and administrative	—	—	1,955	43,300
Amortization of intangible assets and capitalized software	35,545	35,785	103,633	107,321
Interest expense	2,518	1,311	6,356	6,864
Currency translation loss / (gain) and other, net	7,465	84,148	132,965	(21,307)
Provision for income taxes	16,388	6,167	42,793	26,273

Total adjustments	$64,013	$127,607	$291,446	$164,411

The following unaudited table reconciles the Company’s Projected GAAP earnings per share to projected Adjusted net income per diluted share for the fourth quarter and full year ended December 31, 2011:

	Three months ended December 31, 2011		Full year ended December 31, 2011
	Low End	High End	Low End	High End
Projected GAAP earnings per diluted share	$0.12	$0.16	$0.02	$0.06
Debt refinancing costs	—	—	0.24	0.24
Loss/(gain) on currency translation on debt and unrealized (gain)/loss on other hedges	—	—	0.49	0.49
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	0.21	0.21	0.79	0.79
Amortization of inventory step-up to fair value	—	—	0.01	0.01
Deferred income tax and other tax expense	0.10	0.10	0.35	0.35
Amortization of deferred financing costs and interest expense associated with uncertain tax positions	0.01	0.01	0.05	0.05
Costs of restructuring activities not associated with an acquired business	0.02	0.02	0.02	0.02

Projected Adjusted net income per diluted share	$0.46	$0.50	$1.97	$2.01

Weighted average diluted shares outstanding used in Adjusted net income per share calculation	180,900	180,900	181,100	181,100

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation

The accompanying unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the interim condensed consolidated financial statements included in the Company’s Form 10-Q for the period ended June 30, 2011. U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used will change as new events occur or additional information is obtained. Actual results could differ from those estimates.